Exhibit 99.1

HOWARD BEHAR JOINS GAP INC. BOARD OF DIRECTORS

SAN FRANCISCO—MAY 29, 2003—Gap Inc. (NYSE:GPS) today announced that former Starbucks executive Howard Behar is joining the company’s board of directors.

“Howard brings exceptional retail experience to our board,” said Gap Inc. President and CEO Paul Pressler. “We look forward to benefiting from his insights and international perspective.”

Known as an impassioned advocate for Starbucks employees and customers, Mr. Behar, 58, led Starbucks’ first international expansion in the 1990s, opening more than 400 locations in 11 countries during a five-year period. Mr. Behar joined Starbucks in 1989 as Vice President, Retail Stores. In 1993 he was promoted to Executive Vice President, Sales and Operations, and was named President, Starbucks International, in 1994.

He retired from the company in 1999, returning in 2001 to serve as interim President, Starbucks North America, for one year. Although no longer an executive with the company, he continues to serve as a director on Starbucks’ board. He also is a board member of Shurgard Storage Centers, Inc.

With Mr. Behar’s appointment, Gap Inc.’s board currently has seven independent directors out of 11 total. Mr. Behar will serve on two board committees: Compensation and Management Development, and Governance, Nominating and Social Responsibility.

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Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic and Old Navy brand names. Fiscal 2002 sales were $14.5 billion. As of May 3, 2003, Gap Inc. operated 4,241 store concepts (3,105 store locations) in the United States, the United Kingdom, Canada, France, Japan and Germany. In the United States, customers also may shop the company’s online stores at www.gap.com, www.BananaRepublic.com and www.oldnavy.com.

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